Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207389 on Form F-3 of our report dated April 29, 2015 (November 5, 2015 as to the effects of the change in segments discussed in Notes 1(b) and 52), relating to the consolidated financial statements of Banco Santander, S.A. (the “Bank”) and Companies composing, together with the Bank, the Santander Group (the “Group”) (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the retrospective effect of certain changes in the operating segments) appearing in this Report on Form 6-K of the Group.

/s/ Deloitte, S.L.

Deloitte, S.L.

Madrid, Spain

November 5, 2015